NEWS RELEASE
CONTACT ERIC GRAAP
(540) 349-0212 or
eric.graap@TFB.bank

Fauquier Bankshares Announces First Quarter 2016 Earnings

	Net income of $606,000 or $0.16 per basic and diluted share

	Transaction deposits increased $18.5 million to $321.8 million from first quarter 2015
WARRENTON, VA, May 2, 2016 - Fauquier Bankshares, Inc. (NASDAQ: FBSS) parent company of The Fauquier Bank (TFB) reported net income of $606,000 for the quarter ended March 31, 2016 compared with $743,000 for the quarter ended March 31, 2015. Basic and diluted earnings per share for the first quarter of 2016 were $0.16 compared with $0.20 per share in the first quarter of 2015. Return on average assets was 0.41% and return on average equity was 4.59% for the first quarter of 2016 compared with 0.50% and 5.42%, respectively, for the first quarter of 2015.
Marc Bogan, President and CEO said, "The first quarter of 2016 has been a quarter of transition at The Fauquier Bank. Operational efficiency, and the corresponding actions required to improve profitability will be our top priority in the coming quarters. Our goal is to be a top performing community bank. We recognize the need to do better to achieve our goal and that doing so will take time and effort. Our team at The Fauquier Bank is capable and committed to achieving this goal".
Net interest margin was 3.59% for the quarters ended March 31, 2016 and 2015. Net interest income for the first quarter of 2016 increased slightly to $4.82 million when compared with $4.81 million for the same period in 2015. The average yield on earning assets declined 10 basis points to 3.91% while cost of funds decreased 11 basis points to 0.40% from the first quarter 2015.
During the first quarter of 2016, net loan charge-offs totaled $17,000 compared with $6,000 for the first quarter of 2015. The ratio of net charge-offs to average loans outstanding for both the first quarter of 2016 and the first quarter of 2015 was less than 0.01%. Allowance for loan losses was $4.38 million or 0.97% of total loans at March 31, 2016 compared with $5.39 million or 1.21% at March 31, 2015.

Nonperforming assets were $3.2 million or 0.54% of total assets at March 31, 2016, compared with $3.0 million or 0.50% of total assets at March 31, 2015. Included in nonperforming assets at March 31, 2016 were $1.88 million of nonperforming loans and $1.36 million of other real estate owned. The ratio of nonperforming loans to total loans at the period's end was 0.42% at March 31, 2016 compared with 0.36% for the same period in 2015.
Noninterest income increased $110,000 to $1.39 million for the quarter ended March 31, 2016 compared with $1.28 million for the same period in 2015. Noninterest expense increased $121,000 to $5.34 million for first quarter of 2016 compared with $5.21 million for the same period in 2015.
Total assets were $603.9 million at March 31, 2016 compared with $597.4 million at March 31, 2015. Total loans, net were $445.1 million at March 31, 2016 compared with $439.3 million at March 31, 2015. Total deposits were $526.1 million at March 31, 2016 compared with $516.2 million at March 31, 2015. Transaction deposits (demand and interest checking) grew $18.5 million to $321.8 million compared with $303.3 million in the first quarter of 2015. Transaction accounts now represent 61.2% of total deposits.
Shareholders' equity decreased to $53.1 million at March 31, 2016 compared with $55.7 million at March 31, 2015. The book value of Fauquier Bankshares' stock was $14.11 per common share at March 31, 2016. Fauquier Bankshares' stock price closed at $15.20 per share on April 29, 2016.
At March 31, 2016, the Bank's common equity tier 1 capital ratio and tier 1 risk-based capital ratio were 11.64%. The Bank's leverage ratio and total risk-based ratio were 9.33% and 12.57%, respectively, at March 31, 2016. The Bank exceeds all fully phased-in capital requirements of Basel III (effective January 1, 2015 with the fully phased-in requirements effective January 1, 2019) at March 31, 2016.
Subsequent to March 31, 2016, Fauquier Bankshares recovered $1.27 million related to the 2015 charge-off of an alleged fraudulent commercial loan relationship totaling $8.5 million. The recovery will be recognized as an addition in the loan loss reserve during the quarter ended June 30, 2016. As a result, future period provisions to the loan loss reserve may be impacted. "We are continuing to pursue other avenues to recover additional amounts of the charge-off," Bogan said.
Fauquier Bankshares, Inc., through its subsidiary, The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services through eleven banking offices throughout Fauquier and Prince William counties in Virginia. Additional information about The Fauquier Bank's products and services is available at www.tfb.bank or by calling (800) 638-3798. Fauquier Bankshares' 2016 Annual Shareholder Meeting will be held at The Black Horse Inn, 8393 Meetze Road, Warrenton, Virginia on Tuesday, May 17, 2016 at 9:30 a.m.
This news release may contain "forward-looking statements" as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.
Source: Fauquier Bankshares, Inc. (FBSS)

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except per share data)	Mar. 31, 2016	Dec. 31, 2015	Sep. 30, 2015	Jun. 30, 2015	Mar. 31, 2015

EARNINGS STATEMENT DATA:
Interest income	$5,257	$5,436	$5,460	$5,425	$5,373
Interest expense	440	438	448	516	560
Net interest income	4,817	4,998	5,012	4,909	4,813
Provision for loan losses	200	7,800	100	100	-
Net interest income (loss) after provision for loan losses	4,617	(2,802)	4,912	4,809	4,813
Noninterest income	1,386	1,562	1,881	1,695	1,276
Securities gains (losses)	-	1	3	-	-
Noninterest expense	5,336	4,609	5,212	5,150	5,215
Income (loss) before income taxes	667	(5,848)	1,584	1,354	874
Income taxes	61	(2,098)	238	305	131
Net income (loss)	$606	$(3,750)	$1,346	$1,049	$743

PER SHARE DATA:
Net income per share, basic	$0.16	$(1.00)	$0.36	$0.28	$0.20
Net income per share, diluted	$0.16	$(1.00)	$0.36	$0.28	$0.20
Cash dividends	$0.12	$0.12	$0.12	$0.12	$0.12
Average basic shares outstanding	3,750,937	3,744,562	3,744,562	3,744,562	3,737,111
Average diluted shares outstanding	3,763,588	3,767,288	3,764,416	3,761,545	3,751,222
Book value at period end	$14.11	$14.06	$15.24	$14.98	$14.87
BALANCE SHEET DATA:
Total assets	$603,926	$601,400	$594,204	$597,792	$597,384
Loans, net	445,088	442,669	460,705	447,344	439,318
Investment securities	54,331	56,510	56,790	58,764	57,038
Deposits	526,129	524,294	511,081	516,248	516,157
Transaction accounts (Demand & interest checking accounts)	321,787	320,169	308,060	315,347	303,320
Shareholders' equity	53,058	52,633	57,083	56,079	55,688
PERFORMANCE RATIOS:
Net interest margin(1)	3.59%	3.59%	3.69%	3.62%	3.59%
Return on average assets	0.41%	(2.46%)	0.90%	0.70%	0.50%
Return on average equity	4.59%	(26.90%)	9.40%	7.51%	5.42%
Efficiency ratio(2)	84.67%	69.16%	72.73%	76.74%	84.18%
Yield on earning assets	3.91%	3.90%	4.02%	4.00%	4.01%
Cost of interest bearing liabilities	0.40%	0.40%	0.41%	0.47%	0.51%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)
Efficiency ratio is computed by dividing non-interest expense less gains or losses on sale of other real estate owned by the sum of fully taxable equivalent net interest income and noninterest income, net of securities gains or losses.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except for ratios)	Mar. 31, 2016	Dec. 31, 2015	Sep. 30, 2015	Jun. 30, 2015	Mar. 31, 2015
ASSET QUALITY RATIOS:
Nonperforming loans	$1,876	$1,849	$2,305	$876	$1,593
Other real estate owned	1,356	1,356	1,524	1,871	1,406
Total nonperforming assets	3,232	3,205	3,829	2,747	2,999
Restructured loans still accruing	5,459	5,495	5,220	6,731	7,402
Student loans (U. S. Government 98% guaranteed) past due 90 or more days and still accruing	2,241	2,814	2,907	3,173	2,721
Other loans past due 90 or more days and still accruing	-	-	-	85	2
Total nonperforming and other risk assets	$10,932	$11,514	$11,956	$12,736	$13,124

Nonperforming loans to total loans, period end	0.42%	0.41%	0.50%	0.19%	0.36%
Nonperforming assets to period end total assets	0.54%	0.53%	0.64%	0.46%	0.50%
Allowance for loan losses	$4,376	$4,193	$4,776	$4,684	$5,386
Allowance for loan losses to period end loans	0.97%	0.94%	1.03%	1.04%	1.21%
Allowance for loan losses as percentage of nonperforming loans, period end	233.26%	226.77%	207.20%	534.70%	338.10%
Net loan charge-offs for the quarter	$17	$8,382	$8	$802	$6
Net loan charge-offs to average loans	0.00%	1.84%	0.00%	0.18%	0.00%

CAPITAL RATIOS*:
Tier 1 leverage ratio (Bank only)	9.33%	9.13%	9.98%	9.75%	9.65%
Common equity tier 1 capital ratio (Bank only)	11.64%	11.64%	12.05%	12.14%	12.23%
Tier 1 risk-based capital ratio (Bank only)	11.64%	11.64%	12.05%	12.14%	12.23%
Total risk-based capital ratio (Bank only)	12.57%	12.53%	13.02%	13.12%	13.38%
Tangible equity to total assets (Consolidated Company)	8.79%	8.75%	9.61%	9.38%	9.32%

* Reflect Basel III capital requirements that went into effect on January 1, 2015. When fully phased-in on January 1, 2019, the rules will require the Bank to maintain a minimum tier 1 leverage ratio of 4.0%, a minimum common equity tier 1 capital ratio of 4.5% plus a "capital conservation buffer" of 2.5% for a total of 7.0%, a tier 1 risk-based capital ratio of 6.0% plus a "capital conservation buffer" of 2.5% for a total of 8.5%, and a total risk-based capital ratio of 8.0% plus a "capital conservation buffer" of 2.5% for a total of 10.5%.